Exhibit (a)(8)

Vista Equity Partners Commences Tender Offer for All Outstanding Shares of Greenway Medical Technologies, Inc.

— Previously-Announced Offer Price of $20.35 Per Share in Cash —

CARROLLTON, Ga. — October 4, 2013 — Greenway Medical Technologies, Inc. (NYSE: GWAY) (the “Company” or “Greenway”) and Vista Equity Partners today announced that Crestview Acquisition Corp. has commenced the previously-announced tender offer for all of the outstanding shares of common stock of the Company at a price of $20.35 per share, net to the seller in cash without interest. Crestview Acquisition Corp. and its parent company, VCG Holdings, LLC, are affiliated with Vista Equity Partners Fund IV, L.P.

On September 23, 2013, the Company and Vista Equity Partners announced that the Company and affiliates of Vista Equity Partners had entered into a definitive merger agreement pursuant to which the tender offer would be made. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of certain conditions, the Company will merge with Crestview Acquisition Corp., and all outstanding shares of the Company’s common stock (other than shares held by VCG Holdings, LLC, Crestview Acquisition Corp., or the Company and shares held by the Company’s stockholders who are entitled to and properly demand and perfect appraisal of such shares pursuant to the applicable provisions of Delaware law) will be automatically cancelled and converted into the right to receive cash equal to the $20.35 offer price per share. In certain cases, the parties have agreed to proceed with a one-step merger transaction if the tender offer is not completed.

After careful consideration, the board of directors of the Company has determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are advisable and in the best interests of the Company and its stockholders. Accordingly, the board of directors of the Company has recommended that the Company’s stockholders tender their shares to Crestview Acquisition Corp. pursuant to the offer and, if required by applicable law, vote in favor of the adoption and approval of the merger agreement and the merger.

VCG Holdings, LLC and Crestview Acquisition Corp. are filing with the Securities and Exchange Commission (the “SEC”) today a tender offer statement on Schedule TO, including an offer to purchase and related letter of transmittal, setting forth in detail the terms of the tender offer. Additionally, the Company will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of the Company’s board of directors that the Company’s stockholders tender their Shares into the tender offer.

The completion of the tender offer is subject to conditions, including, among others, the satisfaction of a minimum tender condition and the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The completion of the tender offer is not subject to a financing condition.

The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Friday, November 1, 2013, unless extended or earlier terminated in accordance with the terms of the merger agreement.

About Greenway

Greenway Medical Technologies (NYSE: GWAY) delivers smarter information solutions that improve the financial performance of healthcare providers and enable them to deliver smarter care. Greenway PrimeSUITE® — the company’s certified, single-database electronic health record, practice management and interoperability solution platform — is complemented by an expanding array of integrated business and data services, including clinically driven revenue cycle management™ (RCM). Thousands of care providers across primary care and more than 30 specialties and sub-specialties use cloud-based or on-premise Greenway® solutions to improve outcomes in healthcare enterprises, physician practices, retail and other ambulatory clinics, and alternate care venues nationwide. For details, see greenwaymedical.com, Twitter, Facebook or YouTube.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based private equity firm with offices in San Francisco, Chicago and Austin, currently invests over $7.1 billion in capital committed to dynamic, successful technology-based organizations led by world-class management teams with long-

term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For further information please visit www.vistaequitypartners.com.

Important Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Greenway.

The offer to buy securities of Greenway described in this press release will be made only pursuant to the offer to purchase and related materials that Vista has filed on Schedule TO with the SEC. In addition, Greenway has filed its recommendation of the tender offer on Schedule 14D-9 with the SEC. In connection with the proposed transaction, Greenway will also file a proxy statement with the SEC. Additionally, Greenway and Vista will file other relevant materials in connection with the proposed acquisition of Greenway by Vista pursuant to the terms of the merger agreement. INVESTORS AND STOCKHOLDERS OF GREENWAY ARE ADVISED TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9, AND THE PROXY STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER OR MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO, Schedule 14D-9 and proxy statement, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s Web site at www.sec.gov or at Greenway’s Web site at www.greenwaymedical.com. The Schedule TO, Schedule 14D-9 and proxy statement, as each may be amended or supplemented from time to time, and such other documents may also be obtained, when available, for free from Greenway by contacting Greenway’s Investor Relations Department at 1.866.242.3805 or by email through Greenway’s investor relations page at http://ir.greenwaymedical.com/.

Greenway, Vista and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from Greenway’s stockholders in connection with the proposed transaction. Further, such persons may have direct or indirect interests in the proposed transaction due to, among other things, securities holdings, pre-existing or future indemnification arrangements, vesting of equity awards, or rights to severance payments or bonuses in connection with the proposed transaction. Information concerning the interests of these persons will be set forth in the Schedule 14D-9 and proxy statement relating to the proposed transaction when it becomes available.

Statements in this press release that relate to future results and events are forward-looking statements made within the meaning of Section 21E of the Securities Exchange Act of 1934 based on Greenway’s current expectations regarding the proposed transaction. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Greenway’s business may experience significant disruptions due to transaction-related uncertainty or other factors that the parties are unable to successfully implement integration strategies; and other risks that are described in Greenway’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and in its subsequently filed SEC reports. Greenway does not undertake any obligation to update these forward-looking statements except to the extent otherwise required by law.

Greenway Media Contact:

Bob Kneeley

(678) 390-7262

BobKneeley@greenwaymedical.com

Innisfree Contact:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 687-1875

Banks and Brokers may call collect: (212) 750-5833

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